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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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/ /	Soliciting Material Pursuant to §240.14a-12
GATEWAY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GATEWAY, INC.
14303 GATEWAY PLACE
POWAY, CA 92064-7140

Dear Fellow Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders of Gateway, Inc., held this year on Thursday, May 16, 2002 in Sioux City, Iowa. The meeting starts at 9:00 a.m., local time, at the Sioux City Convention Center, 801 Fourth Street in downtown Sioux City.

        The business we will discuss at the Annual Meeting is described in the enclosed Proxy Statement and formal Notice of Meeting. Also enclosed is the Company's 2001 Annual Report to Stockholders.

        I'm looking forward to telling everyone at the meeting about our plans for 2002. I appreciate your investment in the Company. We're working hard to keep your trust.

                      Sincerely,

                      Theodore W. Waitt
                       Chairman of the Board,
                      Chief Executive Officer and President

April 2, 2002

GATEWAY, INC.
14303 Gateway Place
Poway, CA 92064-7140

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 16, 2002

To the Holders of Common Stock of Gateway, Inc.:

        Notice is hereby given that the Annual Meeting of Stockholders of Gateway, Inc. (the "Company") will be held on Thursday, May 16, 2002 at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa 51101, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect two Class III Directors of the Company;

  2.
  To consider two resolutions which the Company has been informed will be proposed by stockholders of the Company; and

  3.
  To consider and transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

        The close of business on March 18, 2002 is the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A list of such stockholders will be available for a period of 10 days prior to the Annual Meeting for examination by any stockholder, for any purpose germane to the meeting, during normal business hours at the law offices of Kent Vriezelaar, Esq., Vriezelaar, Tigges, Edgington, Rossi, Bottaro & Boden, LLP, 421 Nebraska Street, Sioux City, Iowa 51101.

        We encourage you to attend the Annual Meeting in person or to vote your shares by proxy. REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE AT YOUR EARLIEST CONVENIENCE.The proxy is revocable at any time before it is voted. Returning the proxy or voting via the Internet will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.

                      By Order of the Board of Directors

                      Javade Chaudhri
                       Senior Vice President, General Counsel
                      and Secretary

Poway, California
April 2, 2002

GATEWAY, INC.
14303 Gateway Place
Poway, CA 92064-7140

PROXY STATEMENT

GENERAL INFORMATION

        The enclosed proxy is being solicited by the Board of Directors (the "Board") of Gateway, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 16, 2002, at 9:00 a.m. local time at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa 51101 and any adjournments thereof. Holders of record of the Company's Common Stock, $.01 par value (the "Common Stock"), at the close of business on March 18, 2002 are entitled to vote at the Annual Meeting. As of that date, there were 323,972,895 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote.

        This Proxy Statement and accompanying forms of proxy are first being mailed to stockholders together with the Annual Report of the Company for the year ended December 31, 2001, on or about April 2, 2002.

        Three matters are scheduled for stockholder consideration at the Annual Meeting: (i) the election of two Class III Directors of the Company to hold office until the annual meeting of stockholders of the Company to be held in 2005 or until successors are duly elected and qualified; and (ii) if presented, two stockholder proposals set forth at pages 16 through 20 of this Proxy Statement. The Board knows of no matters, other than those previously mentioned, to be presented for consideration at the Annual Meeting. The persons named in the proxy may also, at their discretion, vote the proxy to adjourn the Annual Meeting from time to time.

        All properly executed, unrevoked proxies received pursuant to this solicitation prior to the close of voting will be voted as directed therein. You may revoke your proxy delivered pursuant to this solicitation at any time prior to its use by executing and delivering a later proxy, by giving written notice of the revocation to the Corporate Secretary of the Company at or before the Annual Meeting, or by attending the Annual Meeting and voting in person.

        If a properly executed, unrevoked proxy is delivered pursuant to this solicitation and does not specifically direct the voting of the shares covered thereby, the shares represented by the proxy will be voted (1) FOR the election of the nominees for Class III Directors as listed herein; and (2) AGAINST the stockholder proposals, if any are presented. If any other matters properly come before the Annual Meeting for a vote, the shares will be voted in accordance with the judgment of the persons named in the proxy.

        The holders of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting will have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any reconvened Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

        Abstentions and broker non-votes do not affect the voting calculations for Directors or for proposed stockholder resolutions and will be treated as shares not voted for purposes of determining whether any requisite vote has been obtained. Directors are elected by a plurality of the votes present, in person or by proxy, and entitled to vote. Proposed stockholder resolutions are approved if stockholders holding a majority of the shares entitled to vote who are present in person or by proxy at the Annual Meeting vote in favor of the resolution.

Voting

        Stockholders with shares registered directly in their name in the Company's stock records maintained by our transfer agent, UMB Bank, n.a., must vote their shares in accordance with instructions set forth on the proxy card. A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers Internet voting options. If your shares are held in an account at a brokerage firm or bank participating in the ADP Program, you may vote those shares via the Internet or by telephone in accordance with instructions set forth on the voting form, or by mailing your signed proxy card.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company's Restated Certificate of Incorporation, as amended, divides the Board into three classes. All Directors of the Company are elected to three-year terms and serve until the annual meeting of stockholders held during the year in which their terms expire and until their successors are duly elected and qualified, or until their earlier resignation or removal. The current term of Class III Directors will expire at the Annual Meeting of Stockholders to be held on Thursday, May 16, 2002; the current term of Class I Directors will expire at the annual meeting of stockholders held in 2003; and the current term of the Class II Directors will expire at the annual meeting of stockholders held in 2004. Elizabeth Dole, formerly a Class II Director, resigned from the Board in October 2001 to run for the U. S. Senate. Following Elizabeth Dole's resignation, James F. McCann, formerly a Class I Director, was named a Class II Director to fill the vacancy. The Board of Directors has set the size of the Board at six directors.

        In accordance with the Company's Bylaws, Directors are elected by a plurality of the votes of shares of Common Stock present (or represented by proxy) at the Annual Meeting and entitled to vote on the election of Directors. As a result, the two incumbent Directors nominated by the Board will be elected Class III Directors if the two Directors receive more affirmative votes than any other nominee.

        The Board has nominated two incumbent Directors, George H. Krauss and Richard D. Snyder, for re-election as Class III Directors, to hold office until the annual meeting of stockholders held in 2005 or until a successor is duly elected and qualified, subject to prior termination of service in accordance with the Company's Restated Certificate of Incorporation, as amended, Bylaws and applicable law. In the event a candidate is unable to serve, the persons listed in the enclosed proxy will vote at the Annual Meeting for a replacement nominee recommended by the Board. Certain information concerning Messrs. Krauss and Snyder and the other members of the Board whose terms do not expire at the Annual Meeting is set forth below.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF GEORGE H. KRAUSS AND RICHARD D. SNYDER AS CLASS III DIRECTORS OF THE COMPANY.

Class III Directors: Nominees for Term Expiring 2005

        George H. Krauss, 60—Mr. Krauss has been an attorney with the law firm of Kutak Rock in Omaha, Nebraska, since 1972 and is engaged in the firm's corporate, mergers and acquisitions, and regulatory practices. Mr. Krauss became a partner in Kutak Rock in 1975 and became of counsel on January 1, 1997 and served as the firm's presiding partner from 1983 to 1994. Mr. Krauss is a consultant to America First Companies. Mr. Krauss received B. S., M.B.A. and J.D. degrees from the University of Nebraska. Mr. Krauss also serves on the Board of Directors of America First Mortgage Investments, Inc., which is listed on the New York Stock Exchange, and West Corporation, which is listed on the NASDAQ. Mr. Krauss is also on the Board of Directors of the general partner of America First Apartment Investors, L.P., American First Real Estate Partners, L.P. and America First Tax Exempt Investors, L.P., all of which are listed on the NASDAQ. Mr. Krauss has been a Director of the Company since 1991. He is a member of the Nominating Committee and Chairman of the Compensation Committee.

        Richard D. Snyder, Director, 43—Mr. Snyder is the Chief Executive Officer of Ardesta, LLC, in Ann Arbor, Michigan, an industry accelerator in the microsystems and nanotechnology industries. Mr. Snyder serves on the boards of various portfolio companies of Ardesta and Avalon Investments. He is also a member of the University of Michigan College of Engineering National Advisory Committee, and is a member of the e-Michigan Advisory Council. While at Gateway, Mr. Snyder served as President and Chief Operating Officer of the Company from January 1996 until his resignation in August 1997 and was Executive Vice President of the Company from July 1991 until January 1996. Mr. Snyder has been a Director of the Company since 1991 and is a member of the Audit Committee.

Class II Directors: Term Expiring 2004

        Douglas L. Lacey, Director, 54—Mr. Lacey is a partner in the accounting firm of Nichols, Rise & Company, L.L.P. and managing partner of its Sioux City, Iowa office. Mr. Lacey joined Nichols, Rise & Company, L.L.P. in 1973. He received a B.A. degree from Briar Cliff College in 1973. He has been a Director of the Company since 1989. Mr. Lacey is Chairman of the Audit Committee.

        James F. McCann, Director, 50—Mr. McCann has served as Chairman of the Board and Chief Executive Officer of 1-800-FLOWERS.com, Inc., located in Westbury, New York, since 1987. Mr. McCann also serves on the boards of OfficeMax, Inc., Hofstra University, Winthrop-University Hospital, Very Special Arts, The National Retail Federation and Boyd's Collections. Mr. McCann has been a Director of the Company since 1996 and is a member of the Compensation and Executive Committees.

Class I Directors: Term Expiring 2003

        Charles G. Carey, Director, 48—Mr. Carey is a consultant to and Director of News Corporation. Prior to February 2002, Mr. Carey was the Chairman of the Board and Chief Executive Officer of the Fox Television Division of Fox Inc. and Co-Chief Operating Officer of News Corporation and the Fox Entertainment Group, Inc., located in Beverly Hills, California. Mr. Carey served in various other executive capacities at Fox from 1988 to 2002. He received a B.A. from Colgate University and an M.B.A. from Harvard University. Mr. Carey has been a Director of the Company since March 1996 and is a member of the Audit, Executive and Compensation Committees.

        Theodore W. Waitt, Chairman of the Board, Chief Executive Officer and President, 39—Mr. Waitt co-founded the Company in 1985 and has served as Chairman of the Board since February 1993. Since the Company's formation Mr. Waitt also served as a Director of the Company and as the Company's President until January 1996, and as Chief Executive Officer of the Company from February 1993 until December 1999. Effective January 1, 1999, Mr. Waitt resigned as President and Chief Executive Officer and served as Chairman of the Board. Mr. Waitt was re-elected as President and Chief Executive Officer in January 2001. Mr. Waitt is Chairman of the Nominating Committee and of the Executive Committee.

Composition and Meetings of the Board of Directors and Committee Meetings

        During the fiscal year ended December 31, 2001, the Board met thirteen times. The standing committees of the Board are the Compensation Committee, the Audit Committee, the Executive Committee and the Nominating Committee. During 2001, each director attended at least 75% of the meetings of the Board and each committee on which he or she served.

        The Compensation Committee currently consists of Messrs. Krauss (Chairman), Carey and McCann. The Compensation Committee determines the compensation of the Company's elected officers other than the Chief Executive Officer whose compensation the Committee recommends to the full Board for approval. In 2001, the Compensation Committee met twice and approved grants of options during 2001 under the Company's stock option plans and reviewed the compensation of the Company's senior management, as described above and in the "Report of the Compensation Committee and the Board of Directors Regarding Executive Compensation" on page 12. The Compensation Committee administers the Company's annual bonus plan, the Company's stock option plans and the Company's Employee Stock Purchase Plan.

        The Audit Committee currently consists of Messrs. Lacey (Chairman), Carey and Snyder. It is responsible for recommending to the Board the selection of the Company's independent accountants and reviewing with them the scope of their audit, and their report concerning the Company's audited financial statements and the Company's internal accounting controls. Other functions of the Audit Committee and its activities during fiscal 2001 are described below under the heading "Report of the Audit Committee." The Audit Committee met eight times in 2001.

        The Executive Committee currently consists of Messrs. Waitt (Chairman), Carey and McCann. The Executive Committee possesses all of the powers of the Board except as specifically reserved by Delaware law to the full Board. The Executive Committee was formed in February 2001 and met once in 2001.

        The Nominating Committee currently consists of Messrs. Waitt (Chairman) and Krauss. This committee is responsible for reviewing and recommending to the Board criteria for Board membership and for identifying, evaluating and proposing to the Board nominees for membership on the Board. The Nominating Committee met once in 2001.

        The Nominating Committee will consider nominees recommended by stockholders. Each stockholder must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the regulations thereunder with respect to the nomination or proposal of nominees for election as Directors of the Company.

Directors' Compensation

        Directors who are not employees of the Company are compensated at the rate of $6,000 per quarter, plus $1,000 per meeting of the Board, $500 per meeting of any committee of the Board and $200 per telephonic meeting attended (up to a maximum of $1,500 per day for all meetings attended). Directors are also reimbursed for their expenses incurred in attending such meetings. Directors who are employees of the Company receive no additional compensation for their services as Directors of the Company other than annual option grants described below.

        Under the Company's 1996 Non-Employee Director Stock Option Plan (the "1996 Director Plan"), each non-employee Director will receive an annual stock option grant for 24,000 shares immediately following each annual meeting of stockholders. Mr. Waitt's stock option grant for 24,000 shares in May 2001 was made under the Company's 2000 Equity Incentive Plan because, as an employee of the Company, he was not eligible under the 1996 Director Plan. All stock options granted to Directors in 2001 were at an exercise price equal to the fair market value (as determined under the applicable plan) of a share of Common Stock on the date of grant.

INDEPENDENT ACCOUNTANTS

        The Board of Directors has appointed the firm of PricewaterhouseCoopers L.L.P., ("PricewaterhouseCoopers"), as the Company's independent accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2002. PricewaterhouseCoopers has served as the Company's independent accountants since 1989. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have an opportunity to make a statement on behalf of their firm if they wish. It is also expected that the representatives will be available to respond to any appropriate questions of any stockholder of the Company.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of March 1, 2002, regarding the beneficial ownership of Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of Common Stock; by each Director of the Company; by each executive officer or former executive officer named in the Summary Compensation Table on page 9; and by all Directors and current executive officers of the Company as a group. No shares of Class A Common Stock are issued and outstanding. Except as indicated in the footnotes hereto, each Director and current executive officer has (or could have upon exercise of an option vested or vesting within 60 days after March 1, 2002) sole voting and investment power (or such power together with any spouse of such person, if they are joint tenants) with respect to securities beneficially owned by such person as set forth opposite such person's name:

Name and Address of Beneficial Owner(1)	Number of Shares(2)		% of Class(3)
Theodore W. Waitt	102,621,196	(4)	31.7%
Legg Mason, Inc. 100 Light Street Baltimore, MD 21203	40,618,060	(5)	12.5%
Jeffrey Weitzen	0	(6)
Susan B. Parks	810,013	(6)
Michael D. Hammond	459,998
Joseph Burke	232,500
Bart R. Brown	155,405
Charles G. Carey	124,000
George H. Krauss	120,000
Douglas L. Lacey	156,000
James F. McCann	132,000
Richard D. Snyder	1,112,000
All directors and executive officers as a group (16 persons) (7)	106,629,485		32.9%

(1)
Unless otherwise indicated, the address of each beneficial owner listed above is c/o Gateway, Inc., 14303 Gateway Place, Poway, CA 92064-7140.

(2)
Includes beneficial ownership of shares of Common Stock which may be acquired pursuant to employee or non-employee director stock options for Messrs. Waitt 1,145,500 shares, Hammond 459,998 shares, Burke 222,500 shares, Brown 153,000 shares, Messrs. Carey 120,000 shares, Krauss 120,000 shares, Lacey 144,000 shares, McCann 120,000 shares, Snyder 1,112,000 shares and Ms. Parks 810,013 shares. Both employee and director stock option information includes options exercisable at or within 60 days after March 1, 2002.

(3)
Less than 1 percent unless otherwise indicated.

(4)
Excludes 2,208,538 shares held by a nonprofit institute and 3,411, 462 shares held by a nonprofit foundation of which Mr. Waitt is a director and as to which he disclaims beneficial ownership.

(5)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 19, 2002, Legg Mason, Inc. and certain subsidiaries reported; shared voting and dispositive power with respect to 40,618,060 shares.

(6)
Based on Company and transfer agent records.

(7)
Includes only directors and executive officers serving in such capacities as of March 1, 2002.

EXECUTIVE OFFICERS

        The executive officers of the Company are its senior elected officers and serve for terms of office determined by the Board. A biographical summary of the business experience of Theodore W. Waitt, Chairman of the Company, President and Chief Executive Officer, is included under "Proposal 1—Election of Directors" on page 2. The names, ages, and biographical information with respect to each other executive officer are as follows:

        Bart R. Brown, Senior Vice President, Products and Solutions, 36—Mr. Brown was named Senior Vice President, Products and Solutions in July 2001 and is responsible for integrating hardware, software and services into personalized solutions that meet specific customer needs. From March 2001 to July 2001, Mr. Brown was Senior Vice President, Gateway Consumer. In that capacity he was responsible for improving and expanding services to U. S. customers by managing sales, customer support and marketing functions, including the telephone, internet and Gateway retail channels. Since joining the Company in 1989, he has held executive positions in sales, marketing and product development. Mr. Brown was first elected an executive officer of the Company in March 2001.

        Joseph Burke, Senior Vice President, Chief Financial Officer, 44—Mr. Burke was elected Senior Vice President, Chief Financial Officer of the Company in January 2001. Before joining the Company, Mr. Burke spent eight years with Blockbuster Entertainment Corporation, a worldwide home entertainment retailer, serving in a number of financial capacities including controller, treasurer and most recently as Senior Vice President and Chief Financial Officer of the International Division. Mr. Burke joined the Company in October 1995 as Vice President responsible for market development. In 1997, Mr. Burke was elected as Senior Vice President of Global Business Development, and in 2000, Mr. Burke was elected as Senior Vice President, Latin America. Mr. Burke was first elected an executive officer of the Company in October 1995.

        Robert J. Burnett, Senior Vice President, Chief Technology Officer, 37—In March 2001, Mr. Burnett was elected Senior Vice President, Chief Technology Officer. Before March 2001, Mr. Burnett served as Vice President, Product Planning and Development, and prior to that, as Vice President of Mobile Systems responsible for Gateway's expansion into the mobile marketplace. Mr. Burnett joined the Company in 1993, and has served in a variety of product development, marketing and product planning capacities for the Company. Mr. Burnett was first elected an executive officer of the Company in March 2001.

        Javade Chaudhri, Senior Vice President, General Counsel and Secretary, 49—Mr. Chaudhri was elected Senior Vice President and General Counsel in July 2001 and elected to the additional office of Secretary effective January 1, 2002. He is responsible for managing the legal and corporate secretarial affairs of the Company, as well as matters relating to contract administration and government relations.    Mr. Chaudhri joined Gateway in 1999 as Vice President, Law and Deputy General Counsel. Before joining Gateway, Mr. Chaudhri was a senior partner in the Washington, D.C. office of the international law firm of Winston & Strawn, where he co-managed the international and technology practice groups. Mr. Chaudhri was first elected an executive officer of the Company in July 2001.

        Michael D. Hammond, Senior Vice President, Operations, 40—Mr. Hammond co-founded the Company in 1985 with Theodore W. Waitt and has been employed by the Company in various positions since that time. Mr. Hammond was named Senior Vice President, Operations in January 2001 with responsibility for the Company's manufacturing operations. In 1997, Mr. Hammond was named Senior Vice President of Manufacturing and in 2000, he was named Senior Vice President, Business Process Simplification. Mr. Hammond was first elected an executive officer of the Company in September 1992.

        William E. Headapohl, Senior Vice President, Chief Information Officer, 46—Mr. Headapohl was elected Senior Vice President and Chief Information Officer in October 2001. Mr. Headapohl has responsibility for directing the Company's information technology strategy and architecture. He joined

Gateway in March 2001 as Vice President of eCommerce. Before Gateway, he co-founded BuyDirect, Inc. in June 1998 and served as President and COO until the company was acquired by Beyond.com. He was named Chief Operating Officer of Beyond.com from June 1999 until October 1999. During 2000, Mr. Headapohl was a partner in the consulting firm of BlackChalk. Mr. Headapohl was first elected an executive officer of the Company in October 2001.

        David E. Russell, Senior Vice President, Partner Management, 38—Mr. Russell was elected Senior Vice President, Partner Management in March 2001, and is responsible for worldwide procurement, materials and logistics. Before being named to his current position, he was Vice President, Supplier Management. Mr. Russell joined Gateway in 1988 and has served in a number of roles within Gateway in the procurement and materials area. Mr. Russell was first elected an executive officer of the Company in March 2001.

        Brad Shaw, Senior Vice President, Marketing and Corporate Communications, 35—Mr. Shaw was named Senior Vice President, Marketing and Corporate Communications in January 2002 and is responsible for advertising, marketing communications and Gateway's public relations. Additionally, Mr. Shaw is responsible for Gateway's special event activities, including the Company's sponsorship of the 2002 Olympic Winter Games. Mr. Shaw joined the Company in March 1999 as Vice President of Corporate Communications and was elected Senior Vice President, Corporate Communications in October 2001. Before joining Gateway, Mr. Shaw held a number of communications roles at PepsiCo, Inc. for six years, and most recently as Director of Worldwide Public Relations for its Pepsi-Cola Company subsidiary. Mr. Shaw was first elected an executive officer of the Company in October 2001.

        David G. Turner, Senior Vice President, Sales and Marketing, 37—Mr. Turner was elected Senior Vice President, Sales and Marketing in January 2002. Mr. Turner joined the Company in April 2000 as Vice President of Marketing and was named Vice President, Sales in the fourth quarter of 2001. Before joining the Company, Mr. Turner was employed at AT&T Corp. since 1986, and was most recently with AT&T Business Services, as Vice President for Electronic Customer Sales, Service and eBusiness. Mr. Turner was first elected an executive officer of the Company in January 2002.

        Jack Van Berkel, Senior Vice President, Human Resources, 41—Mr. Van Berkel was elected Senior Vice President, Human Resources in July 2001 with responsibility for managing Gateway's culture, people development, training, staffing, compensation and benefits, health and safety, employee relations, human resources information systems and community relations. Mr. Van Berkel joined the Company in March 2001 as Vice President, Human Resources. From 1999 to 2001, Mr. Van Berkel was Senior Vice President of Human Resources for Netigy Corporation, an eBusiness infrastructure company headquartered in San Jose, California. From 1995 until 1999, Mr. Van Berkel was Vice President of Human Resources, for Western Digital, Inc., a disk drive maker based in Irvine, California. Mr. Van Berkel was first elected an executive officer of the Company in July 2001.

EXECUTIVE COMPENSATION

        The following table and related footnotes show the compensation paid during 1999, 2000 and 2001 to individuals who served as the Company's Chief Executive Officer during 2001, and to its four most highly compensated officers as of the end of fiscal 2001, for services rendered during such period to the Company and its subsidiaries.

SUMMARY COMPENSATION TABLE

		Compensation			Long-term Compensation
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation(4)	Securities Underlying Options	All Other Compensation
Theodore W. Waitt (1) Chairman, Chief Executive Officer & President	2001 2000 1999	20,833 250,000 1,000,000	— — 900,000	— — —	3,000,000 24,000 320,000	— — —
Jeffrey Weitzen (2) Former Chief Executive Officer & President	2001 2000 1999	198,718 1,000,000 790,000	— 880,000 711,000	— 56,925 —	790,917 585,640 2,000,000	2,500 5,610 31,698	(3) (5) (6)
Bart R. Brown Senior Vice President, Products & Solutions	2001 2000 1999	370,451 285,000 264,087	8,656 125,400 119,250	— — —	320,000 48,000 70,000	38,724 5,550 5,202	(7) (5) (8)
Joseph Burke Senior Vice President, Chief Financial Officer	2001 2000 1999	375,880 325,000 325,000	8,656 185,900 190,124	— — —	350,000 82,000 100,000	31,033 48,824 5,433	(9) (10) (8)
Michael D. Hammond Senior Vice President, Operations	2001 2000 1999	367,788 350,000 326,154	8,656 138,614 175,500	— — —	331,418 82,000 150,000	5,610 6,014 5,322	(5) (5) (8)
Susan B. Parks (2) Former Senior Vice President, U.S. Markets	2001 2000	453,125 159,375	— 40,513	— —	510,013 300,000	11,301 200,105	(11) (12)

(1)
Mr. Waitt served as the Company's Chairman, Chief Executive Officer, and President during 1999. Effective 1/1/2000, Mr. Waitt resigned as CEO and President and continued to serve as the Company's Chairman. In 2/2001, Mr. Waitt was re-elected as Chief Executive Officer and President and continued as Chairman. Although entitled to receive a salary of $250,000 for services as Chairman of the Board, after assuming the additional responsibilities of CEO and President in January 2001, Mr. Waitt elected not to receive any salary so that the Company could offer the amount as incentive awards to employees for outstanding contributions to Company performance.

(2)
Mr. Weitzen left the Company in January 2001. Ms. Parks joined the Company September 2000 and left the Company December 31, 2001.

(3)
Includes $2,500 for Company matching contributions pursuant to the Company's 401(k) plan.

(4)
Includes $31,649 for personal use of a Company airplane and $25,276 for use of financial planning services for Mr. Weitzen. In accordance with SEC rules, perquisites and personal benefits are omitted unless they exceed the reporting thresholds under SEC rules.

(5)
Includes $5,250 for Company matching contributions pursuant to the Company's 401(k) plan.

(6)
Includes $5,000 for Company matching contributions pursuant to the Company's 401(k) plan and $26,338 for disability and life insurance premiums.

(7)
Includes $5,250 for Company matching contributions pursuant to the Company's 401(k) plan and $33,150 for relocation expense.

(8)
Includes $5,000 for Company matching contributions pursuant to the Company's 401(k) plan.

(9)
Includes $5,250 for Company matching contributions pursuant to the Company's 401(k) plan and $25,423 for relocation expense.

(10)
Includes $5,250 for Company matching contributions pursuant to the Company's 401(k) plan and $43,221 for relocation expense.

(11)
Includes $5,250 for Company matching contributions pursuant to the Company's 401(k) plan and $5,691 for relocation expense. In addition, following her resignation from the Company, Ms. Parks received payments as provided in certain agreements as described on page 11.

(12)
Includes $200,000 sign-on bonus.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table and related footnotes set forth the number of securities underlying options granted in the last fiscal year and the value thereof as of December 31, 2001 held by the individuals serving as Chief Executive Officer in 2001 and the four most highly compensated officers.

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In Fiscal Year		Exercise Price ($/Share)	Expiration Date (1)	Grant Date Present Value ($)(2)
Theodore W. Waitt	24,000 2,976,000	0.07 8.41	% %	19.00 11.19	5/17/11 8/3/11	299,776 22,460,764
Jeffrey Weitzen	790,917	2.23%		20.23	1/17/11	10,589,625
Bart R. Brown	200,000 120,000	0.57 0.34	% %	20.23 5.99	1/17/11 9/21/11	2,740,085 482,217
Joseph Burke	200,000 150,000	0.57 0.42	% %	20.23 5.99	1/17/11 9/21/11	2,740,085 602,772
Michael D. Hammond	211,418 120,000	0.60 0.34	% %	20.23 5.99	1/17/11 9/21/11	2,866,150 482,217
Susan B. Parks	310,013 200,000	0.88 0.57	% %	20.23 5.99	1/17/11 9/21/11	3,777,393 665,420

(1)
Options granted vest 25% per year over four years, except the grant to Mr. Waitt of 24,000 shares which vests equally over three years.

(2)
The present value of each stock option is calculated using the Black-Scholes Multiple Option valuation formula, assuming (a) a volatility of the Company's stock price, as quoted on the New York Stock Exchange Composite index, equal to 0.73; (b) a range of risk-free rates of return of 2.2% to 5.4% per annum; (c) zero dividends; and (d) 3.5 years from the date of vesting to the date of exercise. These amounts are reported pursuant to Securities and Exchange Commission regulations, and do not represent any prediction by the Company as to the value of its common stock at any time. The actual value of the stock options will depend on a number of factors, including the optionee's continued employment with Gateway and actual stock price performance.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

        The following table and related footnotes set forth options exercised in 2001 and the value thereof together with the number of securities underlying options held as of December 31, 2001 by the individuals serving as Chief Executive Officer during 2001 and the four most highly compensated officers in 2001.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Unexercized Shares Exercisable/Unexercisable (#)(1)	Value of Unexercised in-the-money Options at Fiscal Year-End Exercisable/Unexercisable (#)(2)
Theodore W. Waitt	840,000	1,637,000	1,068,000 / 3,256,000	0 / 0
Jeffrey Weitzen	0	0	3,650,000 / 0	0 / 0
Bart R. Brown	0	0	88,000 / 367,500	0 / 246,000
Joseph Burke	0	0	150,000 / 420,000	0 / 307,500
Michael D. Hammond	0	0	387,498 / 415,000	20,396 / 246,000
Susan B. Parks	0	0	810,013 / 0	410,000 / 0

(1)
The number of securities underlying exercisable and unexercisable options is expressed in shares of Common Stock.

(2)
Valuation of these options is based on the closing price of $8.04 per share of Common Stock, as quoted on the New York Stock Exchange composite index on December 31, 2001.

EMPLOYMENT AGREEMENTS

        None of the Company's current executive officers has an employment agreement with the Company. During 2001, the following former executive officers named in the Summary Compensation table on page 9, had employment agreements:

        Jeffrey Weitzen.    Effective December 8, 1999, the Company entered into an employment agreement (the "1999 Agreement") with Mr. Weitzen, which provided that, beginning January 1, 2000, he would serve as President and Chief Executive Officer of the Company for an initial term of three years at an annual salary of $1,000,000 with an incentive bonus equal to 100% of his salary, subject to renewal by mutual agreement. During each calendar year of the 1999 Agreement, Mr. Weitzen was also entitled to receive annual option grants having a Black-Scholes value of $4,876,000. In January 2001, Mr. Weitzen left the Company and, pursuant to his employment agreement, received accelerated vesting of 2,498,210 of his stock options and a $5,640,000 cash payment. Mr. Weitzen's vested options expired unexercised in February 2002.

        Susan B. Parks.    The Company entered into an employment agreement with Ms. Parks dated August 1, 2000 which provided that she would serve as Senior Vice President, Business for an initial term of four years, subject to certain renewal provisions. Pursuant to the agreement, Ms. Parks was entitled to an annual salary of $425,000 subject to merit increases, and an incentive target bonus of 65% of her salary. In December 2001, Ms. Parks left the Company and pursuant to the terms of her employment agreement and certain option agreements, received accelerated vesting of 125,000 stock options and a cash payment of $1,485,000. In connection with her departure from the Company, Ms. Parks executed an Agreement and General Release in which she agreed to, among other things, not solicit for employment or employ certain Company employees for a period of one year following termination of employment. As part of the Agreement and General Release, the Company agreed to accelerate an additional 375,000 employee stock options and to extend until December 31, 2002 Ms. Park's right to exercise stock options vested as of her last date of employment. The Company also agreed to reimburse her $936,646 for her equity loss together with the carrying and maintenance costs, grossed up for taxes, in connection with the sale of the San Diego home she acquired in connection with her relocation.

REPORT OF THE COMPENSATION COMMITTEE AND
THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors is composed entirely of Directors who are not employees of the Company. The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock incentive awards.

        The foundation of the management compensation program is based on principles designed to align compensation with the Company's business strategies, values and management initiatives. The program:

  •
  Integrates compensation programs with both the Company's annual and long-term strategic planning and performance management processes.

  •
  Helps attract and retain key management critical to the success of the Company.

        The key components of the compensation program are base salary, annual incentive opportunity and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance, fosters teamwork and offers the opportunity to earn above-average rewards when merited by individual, business unit, and corporate performance. The marketplace is defined by comparing the Company to a group of corporations with similar characteristics, including industry and technology emphasis.

        Using compensation survey data from the comparison group, a target for total compensation and each of its elements of base salary, incentive awards and equity-based compensations are established. The intent is to deliver total compensation that will be in the mid to upper range of pay practices of peer companies when merited by the Company's performance. To achieve this objective, a substantial portion of management pay is delivered through performance-related variable compensation programs which are based upon achievement of the Company's goals. Each year the Compensation Committee reviews the elements of executive compensation to ensure that the total compensation program meets the overall objectives discussed above.

        In 2001, total compensation was paid to executive officers based on individual performance and on the extent to which the business plans were achieved or exceeded. Base compensation was determined by an assessment of each executive's performance, current salary in relation to the salary range for the job based on survey data, experience and potential for advancement as well as by the performance of the Company. While many aspects of performance can be measured in financial terms, the Compensation Committee also evaluated the success of the management team in areas of performance that cannot be measured by traditional accounting tools, including the development and execution of strategic plans, the development of management and employees and the exercise of leadership within the industry and in the communities that the Company serves. All of these factors were collectively taken into account by management and the Compensation Committee in determining the appropriate level of base compensation and base salary increases.

        The Company's Management Incentive Plan is designed to reward senior managers when the Company achieves certain financial and non-financial objectives. These goals include, but are not limited to, financial elements such as earnings per share, revenue, and the reduction of sales, general, and administrative costs; and non-financial objectives such as employee satisfaction and customer satisfaction. Each year individual incentive targets are established for incentive plan participants based on competitive survey data. As noted earlier, targets are set to deliver total compensation in the mid to upper range of competitive practice as warranted by performance of the Company. For 2001, the incentive awards were awarded based on the Compensation Committee's overall assessment of the Company's performance against pre-determined profitability and employee and customer satisfaction goals. For 2002, the measures will be both financial and non-financial targets related to Company performance.

        For several years, the Company has provided forms of equity participation as a key part of its total programs for motivating and rewarding managers. Through these vehicles, the Company has encouraged its management to obtain and hold the Company's Common Stock and stock options. Targeted award ranges for stock option grants are determined by taking into account competitive practice among comparison companies. Actual individual awards for executive officers are determined based on the established competitive target range and the Compensation Committee's overall assessment of individual performance.

        The full Board, rather than the Compensation Committee, determines the compensation of the Company's Chief Executive Officer and President. During January 2001, Mr. Weitzen served as the Company's Chief Executive Officer and President and was paid a salary pursuant to the terms of his 1999 employment agreement. As previously set by the Board, Mr. Waitt was entitled to receive an annual salary of $250,000 for his services as Chairman of the Board. When he assumed additional responsibilities in January 2001 as Chief Executive Officer, Mr. Waitt elected to receive no salary so that the Company could offer an equivalent amount each month as an incentive payment to reward outstanding employment achievements. In May 2001, Mr. Waitt was awarded a stock option grant of 24,000 shares at a grant price of $19 on the same terms and conditions as all members of the Board. In recognition of Mr. Waitt's importance to the future success of the Company and after reviewing stock option grants to the chairmen and chief executive officers at comparable companies, the Compensation Committee recommended and the Board approved a stock option grant of 2,976,000 shares in August of 2001 at a grant price of $11.19. The option vests in equal amounts over four years.

        It is the Compensation Committee's policy to consider deductibility under Section 162(m) of the Code in determining compensation arrangements for the Company's "covered employees," and the Committee intends to optimize the deductibility of compensation to the extent deductibility is consistent with the objectives of the management compensation program. The Committee, however, intends to weigh the benefits of full deductibility with the objectives of the management compensation program and, if the Committee believes to do so is in the best interest of the Company and its stockholders, will make compensation arrangements which may not be fully deductible under Section 162(m).

The Compensation Committee	The Board of Directors
George H. Krauss, Chairman	Theodore W. Waitt	Douglas L. Lacey
Charles G. Carey	Charles G. Carey	James F. McCann
James F. McCann	George H. Krauss	Richard D. Snyder

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors (the "Committee") is comprised of the three directors named below. The Board has determined that each member of the Committee is currently an independent director as defined by New York Stock Exchange rules. The Committee has adopted a written charter, which has been approved by the Board of Directors. A copy of the charter was attached as Appendix A to last year's proxy statement.

        The Committee recommends to the Board the appointment of the Company's independent accountants and reviews the scope of their audit, their fees and related matters. The Committee also considers the independence of the independent accountants and whether any proposed non-audit services are compatible with maintaining their independence. The Committee also reviews with management and the independent accountants the Company's annual and quarterly financial statements and material changes in accounting principles and the effectiveness of the Company's internal controls.

        The Committee reviews the Company's financial reporting process on behalf of the Board of Directors. The Company's management has primary responsibility for the financial statements and the reporting process. The Company's independent accountants for 2001, PricewaterhouseCoopers, are responsible for auditing the financial statements and expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles.

        In this context, the Committee has reviewed and discussed the audited financial statements with management and PWC. The Committee has discussed with PWC the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). In addition, the Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with PWC that firm's independence from the Company and its management. The Committee also considered whether PWC's provision of non-audit services to the Company is compatible with PWC's independence.

        Based on the foregoing considerations, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and that PWC be appointed independent accountants for the Company for 2002.

The Audit Committee

Douglas L. Lacey, Chairman
Charles G. Carey
Richard D. Snyder

INDEPENDENT ACCOUNTANT FEES

        During 2001, in addition to retaining PricewaterhouseCoopers LLP to audit the consolidated financial statements for 2001, the Company retained PWC, and other accounting and consulting firms, to provide various consulting services. During 2001, PWC rendered no professional services to the Company in connection with the design and implementation of financial information systems. The aggregate fees billed for professional services by PricewaterhouseCoopers in 2001 for these services were:

    Audit Fees:    $915,000 for services rendered for the annual audit of the Company's consolidated financial statements for 2001 and the quarterly reviews of the financial statements included in the Company's Forms 10-Q;

    All Other Fees:

Audit-related services	$427,000	(a)
Tax services	202,000
Other	1,412,000	(b)

	$2,041,000

        All non-audit fees were reviewed by the Audit Committee, which concluded that the provision of such services by PWC was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. Non-audit fees during 2001 were significantly less than in 2000.

(a)
Primarily statutory financial statements and employee benefit plan audit fees

(b)
Primarily fees for information technology consulting for systems not associated with the design or implementation of the Company's financial information systems

STOCK PERFORMANCE GRAPH

        The following graph compares the cumulative total return on Common Stock from January 1, 1997 through December 31, 2001, with the S&P 500 Index and the S&P Computer Hardware Index. The cumulative total return assumes that $100 was invested in each of Common Stock, the S&P 500 Index and the S&P Computer Hardware Index on January 1, 1997 and also assumes the reinvestment of any dividends. Past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

CERTAIN TRANSACTIONS WITH RELATED PARTIES

        Mr. Waitt is the direct and indirect owner of various corporate entities that own certain aircraft. Effective January 1, 2001, a subsidiary of the Company entered into a time sharing agreement with such entities to provide two aircraft for Company use on an as-needed basis at rates of $1,000 and $2,500 per flight hour, depending on the aircraft, incurring an aggregate of $496,121 of charges for 2001. Based upon a competitive analysis of comparable leased aircraft, the Company believes the arrangements and rates are more favorable to the Company than market rates otherwise available to the Company for like aircraft. In addition, during 2001, the Company made rental payments totaling $122,071 pursuant to a lease agreement with a company indirectly controlled by Mr. Waitt for retail space in a shopping center located in North Sioux City, South Dakota. The Company believes that it paid fair market value for the lease based on the fact that several independent third-party tenants pay comparable lease rental rates and have signed leases with similar terms and conditions. Through a financial investment company that Mr. Waitt does not manage or actively participate in, he owns an indirect controlling interest in an entity that is a reseller of remanufactured computers purchased from various PC manufacturers. The reseller conducts its business without any involvement or input from Mr. Waitt. In 2001, this reseller purchased approximately $1.7 million in remanufactured systems from the Company at prices and terms equivalent to those available to other resellers of remanufactured systems.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on Company records, the Company believes that all its officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to transactions during 2001, except that an initial report of ownership filed by Susan Parks was subsequently amended to include 25 shares of Gateway common stock inadvertently omitted from the original filing.

PROPOSED STOCKHOLDER RESOLUTION FOR DE-CLASSIFIED BOARD
(Item 2 on the Proxy Card)

        The Company has been informed that the California Public Employees' Retirement System, P.O. Box 942708, Sacramento, California 94229-2708, holder of approximately 1,163,490 shares of the Company's Common Stock, intends to submit a resolution for adoption at the Annual Meeting, as follows:

        RESOLVED, that the stockholders of Gateway, Inc. urge the Board to take the steps necessary, in compliance with applicable law, to reorganize itself into one class.

SUPPORTING STATEMENT

        Is accountability by the board of directors important to shareholders? As a trust fund with more than 1.2 million participants, and as the owner of approximately 1,163,490 shares of the Company's common stock, the California Public Employees' Retirement System (CalPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal which, if passed, would urge the board to reorganize itself so that each director stands before the shareholders for re-election each year. We hope to eliminate the Company's so-called "classified board", whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareholders can only vote on one-third of the board at any given time.

        By classifying itself, a board insulates its members from immediate challenge. Insularity may have made sense in the past (e.g., during the takeover frenzy of the 1980s). But now, we believe that insularity works primarily to hamper accountability. A classified board can prevent shareholders from mounting a successful opposition to the entire board, because only one-third of the directors are up for election in any given year. By way of contrast, a declassified board would stand for election in its entirety, every year.

        CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better.

        We—as one shareholder—are dissatisfied with the Company's long-term financial performance. We seek to improve that performance through this structural reorganization of the board. If the board acts on our proposal, shareholders would have the opportunity to register their views at each annual meeting—on performance of the board as a whole, and of each director as an individual.

        CalPERS urges you to join us in VOTING TO DE-STAGGER the terms of election, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal.

THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL

        The Board of Directors has been divided into three classes of directors serving staggered three-year terms with each class being as nearly as possible equal to one-third of the total directors (the "Classified Board") since the Company's stockholders adopted the Restated Certificate of Incorporation in 1994.

        The overall purpose of the Classified Board is to assure continuity and stability in the Company's operations. With a Classified Board, it is more likely that a majority of the directors at any time will have had prior experience as directors of the Company, thereby providing solid knowledge of the business and industry, long-term strategic planning, informed oversight of corporate policies and orderly development of strategies and operations to enhance stockholder value rather than merely being responsive to short-term capital market changes. This also permits a more orderly process for a change in the composition of the Board and Company policies and strategies.

        As part of their fiduciary duties as mandated by Delaware law, directors are accountable to stockholders whether or not the board is classified and regardless of whether one-third or the entire Board is up for election annually. In addition, the Company is not aware of any demonstrable link between the existence of a Classified Board and a company's financial performance. The Company's Board has been classified since the Company concluded its IPO in 1994, a time span that has included years of outstanding financial performance, and the Company believes its corporate governance profile to be a good one. In fact, the Board and management have demonstrated a willingness to make hard choices directed at improving financial performance and enhancing stockholder value as evidenced by the major restructuring of the Company that began in 2001 and continues since then. Finally, takeover activity is no less prevalent now than in the 1980s. While it has been suggested that a Classified Board discourages potential acquirors, the existence of a classified Board actually encourages potential acquirors to negotiate directly with the Board, which is in the best position to maximize value to the stockholders from any change-in-control transaction or to oppose such a transaction if it is not in the best interests of the stockholders.

        For these reasons, the Board believes that a Classified Board protects the interests of stockholders. The directors have considered the stockholder proposal and supporting statement, but do not believe that the classified status of the Board results in the directors being less accountable to stockholders or results in the self-perpetuation of the Board.

        It should be noted that adoption of this proposal would not in itself de-stagger the board of directors but would simply amount to a request that the Board consider such action. If the Board were to consider such a request desirable, it would then have to decide to present a formal amendment repealing the Classified Board provision in the Certificate of Incorporation to the Company's stockholders for their approval at a future meeting of stockholders.

        Accordingly, the Board recommends a vote AGAINST this proposal.

PROPOSED STOCKHOLDER RESOLUTION FOR REPORT ON PRODUCER RESPONSIBILITY FOR PRODUCT TAKE-BACK AND RECYCLING
(Item 3 on the Proxy Card)

        The Company has been informed that Calvert Asset Management Company, Inc., 4550 Montgomery Avenue, Bethesda, Maryland 20814, holder of 800 shares of the Company's Common Stock, intends to submit a resolution for adoption at the Annual Meeting, as follows:

        WHEREAS Gateway emphasizes its commitment to environmental leadership. Yet the technical innovation responsible for our leadership in designing and marketing computers has not yet extended to full responsibility for minimizing the environmental impacts of products during their manufacture, use and end-of-life.

        The manufacture of one computer workstation can require more than 700 chemical compounds, about half of which are hazardous, including arsenic, brominated flame-retardents, cadmium, hexavalent chromium, lead, and mercury. Cathode ray tubes in monitors can contain several pounds of lead, and have been identified as hazardous waste and banned from landfills in California. For these reasons it is important to consider the management of discarded products.

        Currently, most computers are not recycled. A study by the National Safety Council concluded that 20 million computers became obsolete in 1998 and estimated that only 11% were recycled. More than 40 million computers are expected to become obsolete in 2001.

        Companies committed to environmental leadership should help to find solutions for the growing problems created by electronic waste.

        As a global company, Gateway must prepare to comply with the European Union's new law mandating extended producer responsibility. This law requires manufacturers of electronic equipment marketed in Europe to reduce use of hazardous components and pay for recycling of their products.

        Gateway takes some products back if individual customers pay a fee for it. While take-back is laudable, we believe the fees provide a significant disincentive for consumers to recycle.

        Producer responsibility creates a powerful incentive to design products that are environmentally preferable, easier to upgrade, disassemble and recycle. Innovation and competitiveness are key to solving the challenges posed by toxic components and end-of-life management of our products.

        We believe Gateway can avoid financial, legal and reputational risk, gain competitive advantage, and build brand name in the marketplace by assuming responsibility for its products.

        BE IT RESOLVED THAT Shareowners of Gateway request that the board of directors prepare a report, at reasonable cost, on the feasibility of adopting a policy, implementing programs, and auditing progress of producer responsibility for their products. The company agrees to release a report within six months of the annual meeting of shareholders.

SUPPORTING STATEMENT

        The report should study the feasibility of taking financial and/or physical responsibility for products throughout their life cycle. It should include a commitment to setting goals for reduced use of hazardous materials in manufacturing; and for collection, detoxification, disassembly and recycling of discarded equipment to the highest degree practicable. The report should discuss measures being taken to ensure that recycling is accomplished in a manner that minimizes risks to workers; assess our company's liability if our products are discovered to have leached toxic contaminants into groundwater in a manner that harms human health; and assess the impact on our company's reputation if we do not establish comprehensive producer responsibility for our products.

THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL

        The Board of Directors believes that implementation of this proposal, though well-intentioned, would burden the Company and its stockholders with additional requirements and cost without any offsetting added benefit to the environment. Gateway is firmly committed to the principle that we must operate in an environmentally responsible, efficient and safe manner, and we are proud of our environmental stewardship to date. Gateway recognizes that concern for the quality of the environment warrants extraordinary efforts on the part of those in a position to protect and improve it. Accordingly, we have adopted and implemented policies which, in many respects, go beyond legal mandates. Moreover, our products, plants and production processes continually are updated, rebuilt, redesigned or replaced to produce less waste and be more energy efficient. Most recently, a new corporate policy was adopted to ensure that our suppliers and partners act as responsible corporate citizens and take a positive, proactive stance regarding environmental issues.

        Our environmental stewardship extends to responsibility for products throughout their life cycle. We are aware of the possible consequences of improper waste management and disposal and take our responsibilities to our customers and the planet seriously. We have made significant progress in this area and we see promise in our future product plans for making still more environmentally friendly products, including new technologies that will reduce hazardous waste and energy consumption.

        Gateway today is engaged in numerous initiatives that benefit the environment throughout our products' life cycles:

  •
  We encourage the environmentally responsible disposal of computers by offering to accept PCs (of any brand) as a trade-in against the price of a new Gateway PC. The trade-ins are transferred to a liquidator to be refurbished and sold for reuse, or disposed of in an environmentally sound manner.
  •
  Gateway encourages the environmentally responsible disposal of older PCs with no trade-in value by offering a rebate against the price of a new PC if the customer either donates the older system to a charity or takes the product to be recycled, essentially covering the responsible disposal cost for the customer. The stockholder proposal is incorrect in its assertion that Gateway takes some products back for a fee; we actually pay customers for proper disposal.
  •
  Parts that are returned by customers are sent to a central location, tested and re-used if functioning to create remanufactured systems, or replacement parts. Parts that do not function are either returned to the supplier or transferred to liquidators who are obligated to dispose of the products in an environmentally sound manner.
  •
  Gateway is an Energy Star Partner with the Environmental Protection Agency's Energy Star Program, and promotes the manufacture and marketing of energy efficient products.
  •
  Gateway now offers flat panel LCD displays as standard for many desktop systems and as an option for others, lessening the environmental impact of monitors through the use of fewer raw materials and energy during manufacture and distribution, reduced power consumption when in use, and less hazardous materials for end-of-life.
  •
  Our product development specifications for plastics prohibit the use of brominated and chlorinated flame-retardents, and our plastic parts are marked with material type to facilitate recycling.
  •
  Our facilities are continuously striving to improve their energy efficiency, waste reduction and recycling programs.

        The stockholder proposal would require, among other things, that the Company prepare and release a lengthy and complex report in six months. Members of management already have addressed the potential environmental impact of the Company's operations as they deem appropriate in light of their detailed knowledge of the Company's operations, and the Company continues to evaluate environmental policy on an ongoing basis. Management does not believe that the costly study and report proposed by the stockholder is necessary or appropriate. The Board has also considered the stockholder proposal, supporting statement and the additional obligations sought to be imposed on the

Company, and does not believe any significant benefit to the environment, or to our stockholders or the Company, would result from this additional administrative effort and cost.

        Accordingly, the Board recommends a vote AGAINST this proposal.

SUBMISSION OF STOCKHOLDER PROPOSALS

        Proposals of stockholders that are intended to be presented at the Company's 2003 annual meeting of stockholders must be received in writing by the Corporate Secretary of the Company at its principal executive offices no later than December 3, 2002 to be considered for inclusion in the proxy statement and proxy relating to that meeting. A stockholder proposal submitted after that date but not less than 60 days nor more than 90 days before the 2003 annual meeting, may be presented at the annual meeting if such proposal complies with the notice and other requirements in the Company's Bylaws but will not be included in the Company's proxy materials. If, however, less than 50 days prior notice or public disclosure is given of the date of such meeting, notice for a stockholder proposal to be timely must be received by the close of business on the tenth day following the day on which notice of the annual meeting was mailed or such public disclosure was made. If a stockholder proposal is submitted after the applicable date, it will be considered not properly brought before the meeting and if presented, the persons named on the proxy card may vote in their discretion regarding such proposal all of the shares for which proxies have been received.

OTHER INFORMATION

        The Company has retained the services of UMB Bank, n.a. to assist in the distribution of proxy materials and the Company will reimburse UMB for its expenses. The Company will bear the full expense of the preparation and mailing of this Proxy Statement and accompanying materials. The Company will reimburse brokers, fiduciaries and custodians for their expenses in forwarding proxy materials to beneficial owners of Common Stock held in their names. The solicitation of proxies will be made primarily by mail, although proxies also may be solicited personally by telephone or other means of communication by officers, directors and employees of the Company (for which they will receive no additional compensation).

        Only one Proxy Statement and set of accompanying materials is being delivered by the Company to multiple security holders sharing an address until the Company receives contrary instructions from one or more of the security holders. The Company will deliver, promptly upon written or oral request, a separate copy of the Proxy Statement and accompanying materials to a security holder at a shared address to which a single copy of the documents was delivered. A security holder who wishes to receive a separate copy of the Proxy Statement and accompanying materials now or in the future, or security holders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a written request to Investor Relations, Gateway, Inc., Mail Drop Y-15, 610 Gateway Drive, North Sioux City, South Dakota 57049-2000 or call 800-846-4503.

        Copies of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001 will be provided to stockholders without charge upon written request to Investor Relations, Gateway, Inc., Mail Drop Y-15, 610 Gateway Drive, North Sioux City, South Dakota 57049-2000.

                      By Order of the Board of Directors

                      Javade Chaudhri
                       Senior Vice President, General Counsel
                      and Corporate Secretary

Poway, California
April 2, 2001

PROXY	Gateway, Inc.	PROXY
Proxy for Annual Meeting of Stockholders, Thursday, May 16, 2002

        The undersigned hereby appoints Javade Chaudhri and Stephanie G. Heim, or either of them (the "Appointed Proxies"), with power of substitution to each, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Gateway, Inc. to be held on Thursday, May 16, 2002 at 9:00 a.m., Central Time (the "Annual Meeting"), or at any adjournment(s) thereof.

        This Proxy, solicited on behalf of the Board of Directors, will be voted as directed. If no direction to the contrary is indicated, it will be voted (1) for the election of named nominees as directors; (2) against the shareholder proposals; and (3) in accordance with the judgment of the appointed proxies as to such other matters as may properly come before the Annual Meeting.

        The undersigned ratifies all that the Appointed Proxies, or their substitutes, may lawfully do by virtue hereof, and revokes any proxies previously given to vote at the Annual Meeting or any adjournment thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

(Continued and to be signed on reverse side.)

- Cut or tear along perforated edge -

GATEWAY, INC.
ANNUAL MEETING

Sioux City Convention Center
801 Fourth Street
Sioux City, Iowa

Thursday, May 16, 2002
9:00 a.m., Central Time

GATEWAY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS.				THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 2 AND 3.
1.	Election of Directors— Nominees: George H. Krauss and Richard D. Snyder as Class III directors of the Company for a term of three (3) years.	For / /	Withheld / /	2.	Stockholder proposal regarding environmental matters	For / /	Withheld / /	Abstain / /
				3.	Stockholder proposal regarding classified Board	For / /	Withheld / /	Abstain / /
	(Except nominee(s) written above.)			If any other business is brought before the Annual Meeting or any adjournment(s) thereof, this Proxy will be voted in the discretion of the Appointed Proxies.
Dated:

(Signature) (Signature)

Please sign exactly as name(s) appear to the left. When signing in fiduciary or representative capacity, please add your full title. If shares are registered in more than one name, all holders must sign. If signature is for a corporation, the handwritten signature and title of an authorized officer are required, together with the full corporate name.

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INSTRUCTION CARD	Gateway, Inc.	INSTRUCTION CARD
14303 Gateway Place, Poway, CA 92064
VOTING INSTRUCTIONS TO:	WELLS FARGO BANK, AS TRUSTEE OF THE GATEWAY, INC. RETIREMENT SAVINGS PLAN ("PLAN")

        I hereby direct that the voting rights pertaining to shares of Common Stock of Gateway, Inc. held by the trustee and attributable to my account in the above-described plan shall be exercised at the Annual Meeting of Stockholders of the Company to be held May 16, 2002, or at any adjournment of such meeting, in accordance with the instructions below, to vote upon Proposals 1, 2, and 3 and on other business that may properly come before the meeting.

        If the instruction card is not returned or if no direction is given when the duly executed instruction card is returned, the shares credited in the participant's Gateway Common Stock Fund Account will be voted on each ballot item in accordance with the terms of the plan.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

(Continued and to be signed on reverse side.)

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GATEWAY, INC.
ANNUAL MEETING

Sioux City Convention Center
801 Fourth Street
Sioux City, Iowa

Thursday, May 16, 2002
9:00 a.m., Central Time

GATEWAY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS.				THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 2 AND 3.
1.	Election of Directors— Nominees: George H. Krauss and Richard D. Snyder as Class III directors of the Company for a term of three (3) years.	For / /	Withheld / /	2.	Stockholder proposal regarding environmental matters	For / /	Against / /	Abstain / /
				3.	Stockholder proposal regarding classified Board	For / /	Against / /	Abstain / /
	(Except nominee(s) written above.)			If any other business is brought before the Annual Meeting or any adjournment(s) thereof, this Proxy will be voted in the discretion of the Appointed Proxies.
Dated:

(Signature) (Signature)

Please sign exactly as name(s) appear to the left. When signing in fiduciary or representative capacity, please add your full title. If shares are registered in more than one name, all holders must sign. If signature is for a corporation, the handwritten signature and title of an authorized officer are required, together with the full corporate name.

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GENERAL INFORMATION
PROPOSAL 1 ELECTION OF DIRECTORS
INDEPENDENT ACCOUNTANTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
EMPLOYMENT AGREEMENTS
REPORT OF THE COMPENSATION COMMITTEE AND THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT ACCOUNTANT FEES
STOCK PERFORMANCE GRAPH
CERTAIN TRANSACTIONS WITH RELATED PARTIES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSED STOCKHOLDER RESOLUTION FOR DE-CLASSIFIED BOARD (Item 2 on the Proxy Card)
PROPOSED STOCKHOLDER RESOLUTION FOR REPORT ON PRODUCER RESPONSIBILITY FOR PRODUCT TAKE-BACK AND RECYCLING (Item 3 on the Proxy Card)
OTHER INFORMATION